Filed Pursuant to Rule 424(b)(3)

Registration No. 333-164777

CLARION PARTNERS PROPERTY TRUST INC.

SUPPLEMENT NO. 7 DATED JANUARY 3, 2013

TO THE PROSPECTUS DATED APRIL 23, 2012

This document supplements, and should be read in conjunction with, our prospectus dated April 23, 2012, Supplement No. 1 dated May 11, 2012, Supplement No. 2 dated August 10, 2012, Supplement No. 3 dated October 23, 2012, Supplement No. 4 dated November 9, 2012, Supplement No. 5 dated November 14, 2012 and Supplement No. 6 dated December 3, 2012, relating to our offering of up to $2,250,000,000 of shares of common stock.

The unaudited net asset value, or NAV, per Class A and Class W share of our common stock, as determined in accordance with our valuation guidelines, for each day that the New York Stock Exchange was open for unrestricted trading, which we refer to as a business day, during the month of December 2012 is set forth below.

	NAV Per Share
Date	Class A	Class W
December 3, 2012	$10.10	$10.10
December 4, 2012	$10.10	$10.10
December 5, 2012	$10.10	$10.10
December 6, 2012	$10.10	$10.11
December 7, 2012	$10.11	$10.11
December 10, 2012	$10.11	$10.11
December 11, 2012	$10.11	$10.11
December 12, 2012	$10.11	$10.11
December 13, 2012	$10.11	$10.12
December 14, 2012	$10.12	$10.12
December 17, 2012	$10.12	$10.12
December 18, 2012	$10.12	$10.12
December 19, 2012	$10.12	$10.12
December 20, 2012	$10.12	$10.13
December 21, 2012	$10.12	$10.13
December 24, 2012	$10.13	$10.13
December 26, 2012	$10.13	$10.14
December 27, 2012	$10.13	$10.14
December 28, 2012	$10.14	$10.14
December 31, 2012 (Dividend adjustment date)*	$10.05	$10.05

* As described in the Current Report on Form 8-K filed with the SEC on November 6, 2012, on October 31, 2012, our board of directors authorized and declared cash distributions for the period commencing on November 1, 2012 and ending on December 31, 2012 for each share of our Class A and Class W common stock outstanding as of December 28, 2012.  The decrease in share price on December 31, 2012 reflects the payment of this cash distribution.

Each business day, our NAV per share for each class of shares is posted on our website, www.clarionpartnerstrust.com, and made available on our toll-free, automated telephone line, 1-877-999-REIT (7348).